Exhibit 99.4

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini or Brett Suddreth
Halliburton Investor Relations
+1 972 458 8000

Nova Appoints Independent Director With Experience in
Energy, Investment Banking and Finance

John W. Sinders to Join Nova Biosource Fuels Board of Directors

HOUSTON, TX – September 27, 2007 — Nova Biosource Fuels, Inc. (AMEX: NBF) announced today that John W. Sinders, Jr. has been appointed to the Board of Directors. Mr. Sinders is also nominated as a candidate for election at the Annual Meeting of the Stockholders to be held October 30, 2007.

“We are humbled that a candidate with the knowledge, experience and judgment of Mr. Sinders has agreed to join our Board,” said Kenneth T. Hern, Chairman and CEO of Nova, “John Sinders will make a wonderful addition to our team and his experience and insight into energy, finance and investment banking will be a great resource for us during this important period in Nova’s development.”

Since February 2007, Mr. Sinders has served as the Chairman of the Board of Aston Martin North America after having assembled and led the investor group that purchased the luxury automobile manufacturer from Ford Motor Company. For more than twenty years before that, Mr. Sinders has had an illustrious career in investment banking, having recently served as Managing Director of Investment Banking for Jefferies & Company, a leading investment banking firm, where he also served as head of its transportation, oil services and infrastructure group. Since 2007, he has also served as a director of Mercator Lines Limited, a shipping company, Britannia Bulk Plc, a shipping company, Sundial and Arabian Capital, a private investment company. Mr. Sinders also serves as Chief Financial Officer of Sundial, Arabian Capital and Sinders Racing, a professional automobile racing team. Mr. Sinders is a registered broker, dealer and investment advisor in multiple states and a member of the National Association of Securities Dealers. He earned a bachelor’s of arts from the University of Virginia in 1976 and a law degree from the University of Virginia in 1979.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is currently focused on the construction and operation of three owned biodiesel refineries with combined production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended July 31, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.